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                                 EXHIBIT 10.26



                          SIZZLER USA FRANCHISE, INC.

                              FRANCHISE AGREEMENT
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                               TABLE OF CONTENTS


Section                                                                     Page
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
1. DEFINITIONS.............................................................   1

2. GRANT OF FRANCHISE......................................................   6

3. TERM OF AGREEMENT AND OPTION............................................   7

4. PAYMENTS AND FEES.......................................................   8

5. THE SYSTEM..............................................................   9

6. RESTAURANT OPERATIONS...................................................  12

7. ADVERTISING.............................................................  15

8. DEFAULT AND TERMINATION.................................................  16

9. POST-TERMINATION OBLIGATIONS............................................  17

10. OWNERSHIP AND TRANSFER.................................................  18

11. FRANCHISE RELATIONSHIP.................................................  19

12. GENERAL PROVISIONS.....................................................  21
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                                    SIZZLER
                              FRANCHISE AGREEMENT

     This Franchise Agreement ("Agreement") is dated as of the Effective Date by and between Sizzler USA Franchise, Inc., a Delaware corporation ("Sizzler"), and the Franchisee (a "Party" or, sometimes collectively, the "Parties"). Capitalized terms used in this Agreement without definition in context shall have the same meanings, if any, given to such terms in Article 1 of this Agreement.

                                   PREAMBLES

     1.  Sizzler owns the Marks and has developed and owns the System.

     2. Sizzler is engaged in the business of licensing the Marks and Proprietary Information and granting franchises to others to operate Sizzler Restaurants utilizing the System.

     3. Franchisee's Application to become a Sizzler Franchisee has been approved by Sizzler in reliance upon all of the representations made and information contained in that Application.

     4. The Parties intend this Agreement to establish the basis for ensuring uniform standards of quality, performance, operation, and reputation of Franchisee's Sizzler Restaurant; enhancing and protecting the Marks and Proprietary Information; ensuring the full and fair collection of Franchisee's financial obligations to Sizzler; and, generally, providing an objective contractual basis for a fair and mutually satisfactory business relationship between the Parties.

     THEREFORE, the Parties agree as follows:

1.   DEFINITIONS

     These terms shall have the following meanings in this Agreement:

1.1 "Affiliates" shall mean all corporations affiliated with Sizzler, including its parent, subsidiaries, and brother/sister companies, and each of their respective officers, directors, employees, and agents.

1.2 "Agent" shall mean any officer, director, employee, attorney, or other person authorized to act on behalf of a Party.

1.3 "Approved Menu Items" shall mean menu items approved by Sizzler, in its sole discretion, for sale in connection with the Business, in accordance with the Standards.

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1.4  "Approved Products" shall mean products or services approved by Sizzler, in its sole discretion, for use or sale in connection with the Business, in accordance with the Standards.

1.5 "Approved Suppliers" shall mean vendors which have been approved by Sizzler in accordance with the Standards.

1.6 "Business" shall mean the business operated by Franchisee on the Premises pursuant to this Agreement, regardless where food is served.

1.7 "Claims" shall mean all claims, demands, suits, causes of action (regardless of merit), liens, losses, costs, expenses, (including Professionals' Fees, pursuant to Section 12.4 of this Agreement), damages, and liabilities, of any nature whatsoever, however caused or incurred, whether in preparation for, response to, or conduct or settlement (whether before or after filing of any court or other proceeding) of actual litigation.

1.8 "Communications" shall mean any directions, instructions, or other communications from Sizzler to Franchisee, by whatever means, of various forms of information including, without limitation, Proprietary Information and other information relating to the System and the operation of the Business.

1.9 "Criteria" shall mean Sizzler's criteria and qualifications, as in effect from time to time, for prospective purchasers of a new Sizzler restaurant franchise.

1.10 "Effective Date" shall mean the date set forth in Schedule A, on which all rights and obligations of the Parties shall be effective.

1.11 "Expiration Date" shall mean the date set forth in Schedule A, on which all rights granted to Franchisees pursuant to this Agreement shall expire.

1.12 "Franchise" shall mean the franchise and licenses granted under this Agreement.

1.13 "Franchise Documents" shall mean a Sizzler Franchise Agreement and all other ancillary agreements and legal instruments used by Sizzler from time to time in connection with the granting of franchises for Sizzler Restaurants.

1.14 "Franchisee" shall mean the individual, corporation, partnership, or other legal person which is the signatory to this Agreement, identified in Schedule A.

1.15 "Franchisee Obligations" shall mean all obligations of Franchisee under this Agreement, and all obligations of Franchisee and any Franchisee Principal to Sizzler or any of its Affiliates under any other agreement relating to the Franchise, the Marks, the Proprietary Information, the System or the Business.

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1.16 "Franchisee Principal(s)" or "Principal(s)" shall mean Franchisee, if
     Franchisee is an individual, or any officer, director, or holder of a beneficial interest of ten percent (10%) or more of the ownership of any corporation directly or indirectly controlling Franchisee, if Franchisee is a corporation; or the general partners or any limited partner (including any corporation and the officers, directors, and holders of any beneficial interest of ten percent (10%) or more of the ownership of a corporation that controls, directly or indirectly, any general or limited partner), if Franchisee is a partnership.

1.17 "General Release" shall mean a general release by Franchisee and all Franchisee Principals, in a form satisfactory to Sizzler, generally releasing any and all Claims against Sizzler and its Affiliates, and their respective Agents, that may have arisen out of this Agreement or the relationship between the Parties prior to the date of the release.

1.18 "Good Cause" shall include, but not be limited to, Franchisee's failure to comply with any lawful requirement of this Agreement after being given notice of Franchisee's failure to comply and a reasonable opportunity, which in no event need be longer than thirty (30) days, to cure such failure.

1.19 "Good Standing" shall mean, with reference to the Franchisee, that the Franchisee is not in default under the Agreement.

1.20 "Gross Sales" shall mean all money, cash receipts, credit extended, and/or other things of value, including but not limited to gross sales charges, received or earned by Franchisee from the operation of the Business. Gross Sales shall not include (a) bona fide refunds, credits, or allowances, (b) taxes required to be collected by Franchisee in connection with the operation of the Business, which taxes are added to the price of goods sold or services rendered in the operation of the Business and actually paid to appropriate governmental authorities, (c) revenues from vending machine sales at the Premises, or (d) other adjustments permitted by Sizzler, from time to time in its sole discretion.

1.21 "Incapacity" shall mean the inability of Principal(s) to operate or oversee the operation of the Business on a regular basis, by reason of death or any continuing physical, mental, or emotional disability, chemical dependency, or any other limitation, determined in accordance with the Standards.

1.22 "Initial Franchise Fee" shall be the amount specified in Schedule A.

1.23 "Manuals" shall mean the set of materials, however published and delivered, which sets forth the Standards, Approved Menu Items, Approved Products, services, Approved Suppliers, and other Proprietary Information relating to the operation of a Sizzler Restaurant, including all Communications, amendments, supplements,

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     bulletins, notices, and memoranda relating to such materials which may be provided to Franchisee by Sizzler in its sole discretion, from time to time.

1.24 "Mark" or "Marks" shall mean the trademark and service mark Sizzler(R), in approved form or style as set forth in the Manuals or Communications relating to the Marks, as well as all other trademarks, service marks, trade names, slogans, designs, packaging, trade dress, or other descriptive, distinctive, or identifying characteristics which may be licensed, adopted and used by Sizzler for use in the System, as set forth from time to time.

1.25 "Minimum Advertising Expenditure Level" shall be the percentage of Gross Sales specified in Schedule A that Franchisee is obligated to spend on local advertising.

1.26 "National Advertising Fund" shall mean the non-profit mutual benefit corporation which administers the national advertising program.

1.27 "National Advertising Fund Fee" shall be the percentage of Gross Sales specified in Schedule A that Franchisee is obligated to pay to the National Advertising Fund, or Sizzler on behalf of the National Advertising Fund.

1.28 "Network" shall mean the network of all Sizzler Restaurants operated by all Sizzler Franchisees and Affiliates.

1.29 "Option" shall mean the option granted to the Franchisee under Section 3.2 of this Agreement to enter into the then-current forms of Franchise Documents upon the Expiration Date of this Franchise Agreement.

1.30 "Premises" shall mean the premises of the Sizzler Restaurant operated by Franchisee pursuant to this Agreement.

1.31 "Professionals' Fees" shall mean all costs of auditors, accountants, attorneys (including the costs of Sizzler's in-house counsel, calculated at outside counsel rates for attorneys of comparable background and experience), consultants, or expert witnesses incurred in connection with the enforcement of any obligation under this Agreement, including the collection of any amounts owed to Sizzler by Franchisee or defense of any Claims.

1.32 "Proprietary Information" shall mean all information, in any form, relating to the System or the operation of a Sizzler Restaurant which (a) is not generally available and known to the general public, (b) has not been disclosed to Franchisee on a non-confidential basis by a third party,
     (c) has not been developed independently by Franchisee, or (d) has not been publicly disclosed by a duly authorized representative of Sizzler. Sizzler Proprietary Information shall include, but not be limited to, the contents of the Manuals, marketing and sales information and plans, operations, specifications, procedures, Approved Menu Items, Approved

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     Products, Approved Suppliers, pricing information, and other items, tangible or intangible, which relate to the System, as modified from time to time by Sizzler in its sole discretion, which modifications shall not materially modify any term or condition of this Agreement.

1.33 "Qualified for Option Exercise" shall mean, with reference to Franchisee, that Franchisee

     a.   is in Good Standing;

     b. has substantially complied, and has caused its Franchisee Principals to substantially comply, with the Franchisee Obligations;

     c.   qualifies under the Criteria; and

     d. has satisfactorily completed, or has caused designated Franchisee personnel to satisfactorily complete, Sizzler's Option training program in accordance with the Manuals.

1.34 "Regional Advertising Fund" shall mean any non-profit mutual benefit corporation established by Sizzler for a defined geographical area within the United States which administers a regional advertising program for such defined geographical area.

1.35 "Regional Advertising Fund Fee" shall mean the percentage of Gross Sales that Franchisee is obligated to pay to a Regional Advertising Fund in respect of each Business located within such Regional Advertising Fund's defined geographical area.

1.36 "Royalty Fee" shall be the percentage of Gross Sales specified in Schedule
     A.

1.37 "Sizzler" shall mean Sizzler USA Franchise, Inc., a Delaware corporation, the franchisor under this Agreement, and its successors and assigns pursuant to this Agreement.

1.38 "Sizzler Restaurant" shall mean a restaurant utilizing the Marks and the System.

1.39 "Standards" shall mean the standards, policies, procedures, and requirements relating to the System, the Marks, Approved Menu Items, Approved Products, and Approved Suppliers as set forth in the Manuals.

1.40 "System" shall mean the Marks, the Proprietary Information, the Standards, and all techniques, know-how, standards, specifications, procedures and other methods of doing business used in the development and operation of Sizzler Restaurants, including recipes, menus, interior and exterior decor, and marketing, advertising,

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     management techniques, as developed and modified from time to time, and as set forth in the Manuals.

1.41 "Transfer" shall mean any act by Franchisee to sell, assign, transfer, convey, give away, or encumber all or any part of its interest in this Agreement, or its interest in the franchise granted by this Agreement, or a controlling interest in any proprietorship, partnership, or corporation that owns any interest in this Agreement, the Business, or in the Franchise, to any person.

1.42 "Transfer Fee" shall be the fee payable by Franchisee to Sizzler for the training, supervision, administrative costs, Professionals Fees, and other expenses of Sizzler in connection with any Transfer, in the amount set forth in Schedule A.

2.   GRANT OF FRANCHISE

2.1 Subject to all terms and conditions of this Agreement and to the continuing good faith performance of such terms and conditions by Franchisee during the term of this Agreement, Sizzler grants to Franchisee a nonexclusive franchise:

     a. to adopt and use the Sizzler System to operate a Sizzler Restaurant at the Premises specified in Schedule A; and

     b. to operate the Business continuously during normal business hours, in accordance with the terms and conditions of this Agreement.

2.2 Sizzler grants to Franchisee the following nonexclusive licenses, to be used by Franchisee only during the term of this Agreement and only in conjunction with the franchise granted by Section 2.1 of this Agreement:

     a. a nonexclusive license to use the Marks in strict accordance with the Standards;

     b. a nonexclusive license to use the Proprietary Information in strict accordance with the Standards.

2.3 During the term of this Agreement, Sizzler will not operate, or grant any franchise or other right for any other person to operate, any Sizzler Restaurant within One and One-Half (1.5) miles of the Business. You are granted no exclusivity regarding customers by this Section 2.3, and nothing in this Agreement prevents Sizzler, its Affiliates, or any other Franchisee from serving or soliciting customers in your exclusive area, or any area.

2.4 The franchise and licenses granted to Franchisee by this Agreement are nonexclusive. Subject only to Section 2.3, Sizzler shall have, at all times throughout the term of this Agreement and at all places, the unqualified right to

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     open and operate, or to franchise and license others to open and operate, businesses utilizing the System and Marks.

3.   TERM OF AGREEMENT AND OPTION

3.1 The term of this Agreement shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with Article 8 of this Agreement, to the Expiration Date.

3.2 Subject to the terms and conditions of Article 3 of this Agreement, Sizzler grants Franchisee an Option to execute the then-current forms of Franchise Documents upon the Expiration Date of this Agreement.

3.3  Exercise of the Option shall be subject to the following conditions:

     a. Sizzler has not given notice to the Franchisee under Section 3.5 of this Agreement on or before the time the Option is exercised;

     b. Franchisee is Qualified for Option Exercise at the time the Option is exercised;

     c. Franchisee has complied with the Option exercise procedures described in Section 3.4 on or before the times indicated;

     d. At least ninety (90) days before the Expiration Date, the Premises have been remodeled, refurbished, upgraded, and modernized in accordance with the System as then current.

3.4  Franchisee shall exercise the Option by:

     a. Giving notice of its intention to exercise the option to Sizzler not less than six (6) months and not more than nine (9) months before the Expiration Date;

     b. Executing and delivering the then-current forms of Franchise Documents within thirty (30) days of delivery to Franchisee;

     c. Executing and delivering a General Release effective as of the Expiration Date; and

     d. Paying to Sizzler a Option fee equal to Fifty Percent of the then-current Initial Franchise Fee, but not less than Fifteen Thousand Dollars ($15,000).

3.5 If Sizzler elects not to allow exercise of the Option by the Franchisee, then Sizzler shall give Franchisee written notice specifying the reasons of its election not to

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     allow exercise of the Option by the Franchisee not later than ninety (90)
     days prior to the Expiration Date.

4.   PAYMENTS AND FEES

4.1 Upon execution of the Agreement, Franchisee shall pay to Sizzler the Initial Franchise Fee. The Initial Franchise Fee is payable in full at the time of, and deemed fully earned by Sizzler and nonrefundable upon, Franchisee's execution of this Agreement.

4.2 During the term of this Agreement, Franchisee shall pay to Sizzler the Royalty Fee.

4.3 During the term of this Agreement, Franchisee shall spend for local advertising an amount at least equal to the Minimum Advertising Expenditure Level, subject to the provisions set forth in Article 7.

4.4 During the term of this Agreement, Franchisee shall pay to the National Advertising Fund, or Sizzler on behalf of the National Advertising Fund, the National Advertising Fund Fee.

4.5 All amounts due to Sizzler shall be payable at such times and in accordance with such methods as Sizzler may prescribe, from time to time, in the Manuals.

4.6 Any amount owing by Franchisee for Royalty Fees, National Advertising Fund Fees, advertising expenditures, or to Sizzler for any other purpose whatsoever, if not paid when due, whether such amount has been shown on any report required to be submitted by Franchisee or has subsequently been determined by verification, examination, or audit to have been due for any month or other applicable accounting period, shall bear interest from the date such amount was due until paid, at the lesser of one and one-half percent (1.5%) per month of delinquency or the maximum rate permitted by law. Franchisee acknowledges that this provision does not constitute Sizzler's agreement to accept any payments after the due date or a commitment by Sizzler to extend credit for or otherwise to finance Franchisee's operation of the Sizzler Restaurant.

4.7 Notwithstanding any designation by Franchisee, Sizzler shall have the sole discretion to apply any receipts from or on the accounts of Franchisee for any Franchisee indebtedness arising out of the obligations created by this Agreement.

4.8 Franchisee shall maintain an accounting and record keeping system, in accordance with the standards and specifications set forth in the Manuals, which shall provide for basic accounting information necessary to prepare financial statements, a general ledger, and reports required by this Agreement and the Manuals. Franchisee shall maintain adequate and verifiable records and supporting

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     documentation relating to such accounting information, in accordance with the standards and specifications set forth in the Manuals.

4.9 Franchisee shall submit to Sizzler, within five (5) days of the end of each calendar month, a statement of Gross Sales for the previous calendar month, containing all information required and in the format prescribed in the Manuals.

4.10 Franchisee shall make available upon request to Sizzler copies of Franchisee's annual federal income tax returns and quarterly (or other periodic) sales tax returns, including all schedules, exhibits, and tables included in such returns, within thirty (30) days of the date of filing each such return. In the event that such returns are not filed by Franchisee in a timely manner, Franchisee shall make available upon request to Sizzler copies of all extensions of time filed and granted within thirty
     (30) days of each such filing or granting of such extension(s).

4.11 Sizzler or its designated agents shall have the right at all reasonable times to inspect, at its expense, Franchisee's books and records. Sizzler also shall have the right, at any time, to conduct an independent audit of Franchisee's books and records, by auditors selected by Sizzler and at Sizzler's expense. In the event any such inspection or audit discloses any under-reporting of Gross Sales for any period which exceeds two percent (2%) of Franchisee's Gross Sales during any applicable period, then Franchisee shall pay to Sizzler, within ten (10) days of receipt of a demand based on the report, the amount(s) due as a result of such under-statement, plus all Professionals Fees associated with such inspection or audit.

5.   THE SYSTEM

5.1 Franchisee acknowledges and shall not contest the validity of the Marks and acknowledges that the Marks are the sole and exclusive property of Sizzler. All goodwill associated with the Marks, including any goodwill which might be generated by Franchisee, all other Sizzler Franchisees, or any Affiliates, shall be and remain the sole property of Sizzler. Franchisee shall not oppose or seek to cancel any registration of any of the Marks, in the United States or elsewhere, or aid or abet others in such activities, during or after the term of this Agreement. Franchisee agrees and acknowledges that all use by Franchisee of the Marks on goods or in connection with rendering services, has inured and shall inure solely to the benefit of Sizzler. In connection with the use of the Marks, Franchisee shall not in any manner represent that it has any ownership in the Marks or any registrations of the Marks.

5.2 Franchisee acknowledges that it is familiar with the standards and high quality of the use by Sizzler and others authorized by Sizzler of the Marks in the operationof Sizzler Restaurants, and agrees that it will maintain this standard in its use of the Marks.

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5.3  Franchisee shall use the Marks solely for the purposes of and to the extent of the rights, licenses, and franchise granted by this Agreement and only in accordance with this Agreement and the Manuals. When using the Marks, Franchisee shall comply substantially with all laws pertaining to service marks and trademarks in force at any time in any jurisdiction in which Franchise uses the Marks. This provision includes compliance with laws and regulations pertaining to the proper use and designation of trademarks.

5.4 Franchisee shall not use the Marks, or any colorable imitation or similar mark, directly or indirectly, for any purpose whatsoever, other than the purposes intended by this Agreement, at any time during or after expiration or termination of this Agreement.

5.5 Franchisee shall not license, sublicense, or grant in any manner, any interest in the Marks to any person at any time during the term of, or after expiration or termination of, this Agreement. Any such act by Franchisee shall constitute irreparable harm to Sizzler and other Sizzler Franchisees and shall constitute a material breach of this Agreement.

5.6 Franchisee shall notify Sizzler immediately of any apparent infringement of or challenge to Franchisee's use of any of the Marks or claim by any person of any rights in any of the Marks. Sizzler shall have sole discretion to take such action, if any, as it deems appropriate, and Franchisee shall cooperate with Sizzler in all activities reasonably required by Sizzler to preclude or terminate unauthorized use of the Marks or any confusingly similar name or Mark. Franchisee shall not be liable for attorneys fees, court costs, or other legal expenses incurred by Sizzler in pursuit of infringement actions. Any and all damages or other amounts recovered in any such action or proceeding shall be the sole property of Sizzler.

5.7 Sizzler, in its sole discretion from time to time, may determine that use of certain Marks should be modified or discontinued throughout the Network, and/or that the Network shall use one or more additional or substitute trade names, trademarks, service marks, or other commercial symbols, or any items of trade dress or decor. Subject to all other terms and conditions of this Agreement, Franchisee shall comply with Sizzler's directions within a reasonable time after notice to Franchisee by Sizzler.

5.8 Sizzler shall indemnify and hold harmless Franchisee against all Claims arising from Franchisee's use of the Marks in accordance with this Agreement and the Manuals.

5.9 Sizzler shall deliver to Franchisee a current version of the Manuals, which Sizzler shall update and revise, from time to time during the term of this Agreement, in its sole discretion. Franchisee shall insure that its copy of the Manuals is maintained in its most current version at all times. In the event of any dispute as to the

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     contents of the Manuals, the terms of the master copy maintained by Sizzler shall be controlling. The Manuals and the Proprietary Information shall remain, at all times, the sole property of Sizzler.

5.10 Franchisee shall maintain the confidentiality, both during and after the term of this Agreement, of all Proprietary Information disclosed to Franchisee by Sizzler pursuant to this Agreement, and not disclose, duplicate, or otherwise use any Sizzler Proprietary Information in any unauthorized manner. Franchisee shall not use any Proprietary Information for any purpose or in any business activity other than the operation of the Business, or in any manner not contemplated by this Agreement, unless such use has been specifically authorized or approved in writing by Sizzler.

5.11 During the term of this Agreement, unless otherwise expressly permitted by Sizzler in writing, neither Franchisee nor any Franchisee Principal(s), shall:

     a. engage in, or own any interest (except as a passive investor of less than five percent (5%) of total debt and equity) in, any mid-scale casual dining concept featuring steak, seafood, and poultry, or any business or other activity that would compete with the Sizzler Restaurant, any other location in the Sizzler Network, or otherwise conflict with the performance of Franchisee's obligations under this Agreement, except as a Sizzler Franchisee; or

     b. divert or attempt to divert any business or any customers of the Sizzler Restaurant to any other person or entity, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Sizzler, the Marks, or the Sizzler Network; or

     c. solicit any person for employment with Franchisee who is at that time employed by Sizzler, an Affiliate or another Sizzler Franchisee, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment.

5.12 For a period of one (1) year following expiration or termination of this Agreement, neither Franchisee nor any Franchisee Principal(s), shall:

     a. engage in, or own any interest (except as a passive investor of less than five percent (5%) of total debt and equity) in, any mid-scale casual dining concept featuring steak, seafood, and poultry, or any business or other activity, in the Standard Metropolitan Statistical Area ("SMSA") where the Sizzler Restaurant was located, that would compete with the former Sizzler Restaurant or any other location in the Network, except as a Sizzler Franchisee; or

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     b.   divert or attempt to divert any business or any customers of the
          Sizzler Restaurant to any other person or entity in the SMSA where the Sizzler Restaurant was located, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Sizzler, the Marks, or the Sizzler Network; or

     c. solicit any person for employment who is at that time employed by Sizzler, an Affiliate or another Sizzler Franchisee, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment.

5.13 Sizzler shall continue to develop the System as it deems appropriate in its sole discretion, and shall deliver the product of such activities to Franchisee, from time to time.

5.14 Sizzler shall provide Standards for the testing and evaluation of products and/or services for designation as Approved Menu Items and/or Approved Products, as set forth in the Manuals. Subject to Sizzler's prior written consent, Franchisee may conduct such tests in the Business, at Franchisee's sole expense, in accordance with the Standards.

5.15 Sizzler shall provide such other ongoing consultation, advice, and assistance as Sizzler, in its sole discretion, deems appropriate to promote development of the System and to assist Franchisee in the operation of the Business, the performance of Franchisee's obligations under this Agreement, and the maintenance of the Standards and reputation of the Network.

6.   RESTAURANT OPERATIONS

6.1 Franchisee shall comply with all terms and conditions of this Agreement, and the Standards, in the operation of the Sizzler Business.

6.2 Sizzler shall make available, at no charge to Franchisee, standard plans and specifications for the exterior and interior design and layout of a Sizzler Restaurant and fixtures, furnishings, equipment, signs fixtures suppliers list. Franchisee is responsible for compliance with local building standards and zoning requirements and may adapt the plans and specifications to conform thereto upon prior written consent of Sizzler. Franchisee shall adapt, at Franchisee's expense, the standard plans and specifications to the Premises. Franchisee shall be solely responsible for maintaining suitable Premises during the term of this Agreement and for all lease payments for such Premises. Sizzler does not guarantee any such payments, and Franchisee may not act in any way which might bind or obligate, or attempt to bind or obligate, Sizzler to the terms of any premises lease.

6.3 In order to maintain the quality and standards of the Sizzler System, Franchisee, or Franchisee's Principal(s) as the case may be, shall:

     a. Attend and successfully complete Sizzler's initial training program and such other training courses as Sizzler may prescribe, from time to time.

     b. Maintain a competent, conscientious, well-trained staff, including Sizzler-trained and certified Manager(s) on the Premises at all times during operating hours which are set forth in the Manuals.

     c. Maintain the condition and appearance of the Premises, consistent with the Standards and improve the Premises from time to time as may be required or necessary, including, but not limited to, replacement of worn or obsolete furniture, equipment, fixtures, or decor, and maintenance and repair of exterior and interior areas, in accordance with the Standards.

     d. Remodel and upgrade the Premises to then-current Standards for new Sizzler Restaurants, pursuant to notice from Sizzler not less than eight (8) months prior to Network-wide implementation of the new Standards. Franchisee acknowledges that such remodeling and upgrades may be required periodically during the term of this Agreement, but not more frequently than every five (5) years since the adoption of Network-wide changes to such Standards, based upon test results satisfactory to Sizzler, in its sole discretion. Franchisee shall complete such remodeling and upgrades within the time periods set forth in the notice from Sizzler. However, notwithstanding the five
          (5) years limitation, Sizzler may require such remodeling and upgrades of the Premises (i) at the time of any Transfer during the term of this Agreement; and (ii) at the time of the exercise by Franchisee of its Option, pursuant to Section 3.3 of this Agreement.

     e. Use the Premises only for the purpose of operating a Sizzler Restaurant, and not for any other purpose.

     f. Provide to Sizzler a copy of the lease for the Premises and any amendments or modifications to such lease, during the term of this Agreement.

     g. Operate the Business in conformity with this Agreement and the Manuals.

     h. Utilize only Approved Menu Items, Approved Products and Approved Suppliers in the operation of the Business.

     i. Complete and submit to Sizzler, on a timely basis, all prescribed forms and reports, in accordance with the policies and procedures in the Manuals.

     j. Obtain and utilize point-of-sale computer systems specified in the Manuals.

     k. Comply at all times with all federal, state, and municipal laws, regulations, bylaws, orders, rulings, permits, and licensing requirements relating to, and pay promptly any and all taxes, assessments, fees, fines, and penalties arising out of, the operation of the Business.

     l. Respond promptly to any and all customers' inquiries or complaints and resolve all reasonable complaints to the customer's satisfaction.

     m. Notify Sizzler in writing within two (2) days of the commencement of any action, suit, or legal proceeding by any person, or of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, including any citation or notice of any health code violation, or the assertion of any material claim which names Sizzler, or which relates to the operation or financial condition of the Business or the reputation of the Network.

     n. Obtain and maintain in force, at its sole expense, a policy or policies of insurance, in such form(s) and for such limits as Sizzler may require in its sole discretion, as set forth in the Manuals. All such insurance policies shall name Sizzler as an additional insured and shall provide that Sizzler shall receive thirty (30) days prior written notice of termination, expiration, or cancellation of any such policies; if Franchisee fails to comply with the obligations of this
          Section 6.3 (n), then Sizzler shall have the right to procure such insurance and Franchisee shall reimburse Sizzler for all related costs incurred.

6.4 Franchisee shall permit duly authorized representatives of Sizzler to review advertising which Franchisee creates that uses the Marks and also to inspect the Premises, at all reasonable times, for purposes of determining compliance with this Agreement and ensuring uniform standards of quality, performance, operation and reputation in the use of the Marks in Franchisee's advertising and the operation of the Business and enhancing and protecting the Marks and Proprietary Information.

6.5 From time to time, Sizzler may offer training programs for Franchisee Principal(s) and managers. The content, fees, duration, and location of such training shall be in Sizzler's sole discretion. A description of such training will be as set forth in the Manuals.

6.6 All expenses incurred by Franchisee and its employees in attending all Sizzler training programs, including, without limitation, travel, room and board, and employee compensation and insurance, shall be Franchisee's sole responsibility.

7.   ADVERTISING

Franchisee acknowledges the value of advertising and the importance of the standardization of advertising and promotion to the furtherance of the goodwill and the public image of the Network. Therefore, it is agreed as follows:

7.1 Sizzler, or its designee, shall develop, in its sole discretion, all creative concepts, advertising campaigns, and marketing and promotional materials used in the Network. Franchisee shall utilize only Sizzler-approved concepts, campaigns, and materials, in accordance with this Agreement, the Manuals, and Sizzler Communications.

7.2 As provided for in Section 4.3, Franchisee shall spend for local advertising an amount at least equal to the Minimum Advertising Expenditure Level. It is understood that such expenditures must be made by Franchisee within each calendar or accounting year. Franchisee shall supply Sizzler with such copies and other proof of advertising as Sizzler may reasonably request.

7.3 At any time during the term of this Agreement, Sizzler shall have the right to establish a Regional Advertising Fund within any defined geographical area within the United States. Each of Sizzler's Franchisees shall be a member of and participate in each Regional Advertising Fund so established whose geographical area includes Businesses operated by the Franchisee. As a member, a Franchisee has the right to cast one vote for each Business located within the Regional Advertising Fund's relevant defined geographical area. A Franchisee shall pay a Regional Advertising Fund Fee of at least three percent (3%) in respect of each Business that is located within the defined geographical area to the Regional Advertising Fund. All payments to the Regional Advertising Fund shall be paid to the Regional Advertising Fund, or Sizzler on behalf of such Regional Advertising Fund, at the option of Sizzler, and except as provided in this Section, shall be in addition to all other sums and charges provided for in this Agreement and all payments for a particular month shall be payable at such times and in accordance with such methods as Sizzler may prescribe, from time to time, in the Manuals. All Sizzler Restaurants operated by an Affiliate of Sizzler and located in an area for which there is a Regional Advertising Fund shall pay the same Regional Advertising Fund Fee as Sizzler Restaurants operated by Franchisees. Franchisee hereby agrees to be a member of, participate in, and pay a Regional Advertising Fund Fee to any Regional Advertising Fund in existence as of the Effective Date for any Business that is located within the defined geographical area that encompasses such Regional Advertising Fund. All amounts paid by Franchisee to the Regional Advertising Fund may be credited against the amounts required to be spent for local advertising designated in Section 7.2 above. Franchisee shall abide by the by-laws and any other rules of any Regional Advertising Fund of which it is a member.

8.   DEFAULT AND TERMINATION

8.1 Any default by Franchisee under any agreement with Sizzler or any of its Affiliates shall be deemed a default under this Agreement.

8.2 Except as otherwise provided in this Article 8, Sizzler may terminate this Agreement before the Expiration Date only for Good Cause.

8.3 Sizzler may terminate this Agreement effective immediately upon delivery of notice of termination to Franchisee without an opportunity to cure if, during the term of this Agreement, any of the following events occurs:

     a. The discovery by Sizzler that Franchisee made a material misrepresentation in the application or otherwise relating to the acquisition of Franchisee's Franchise or entering into this Agreement, or that Franchisee or the Business has engaged in conduct reflecting materially and unfavorably upon the operation and reputation of Sizzler, the Marks, or the Network; or

     b. Franchisee is convicted of or pleads no contest to a felony or other criminal or civil offense involving charges of moral turpitude or that is otherwise likely to affect adversely the reputation of Sizzler, the Marks, or the Network; or

     c. Franchisee makes any unauthorized use, disclosure, or duplication of any Proprietary Information; or

     d. Franchisee abandons, surrenders, or transfers control of, or fails or refuses to actively operate the Business continuously for five (5) consecutive days during any twelve (12) months period unless the Business has been closed temporarily for a purpose approved by Sizzler; or

     e. Franchisee surrenders or transfers control of the operation of the Business, makes or attempts to make a Transfer not in accordance with
          Article 10 of this Agreement, or fails or refuses to assign this Agreement or the interest in Franchisee of a deceased or disabled controlling owner as required by Section 10.6 of this Agreement; or

     f.   Franchisee ceases to be entitled to possession of the Premises; or

     g. Franchisee files any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition law, or any other law for the relief of or relating to debtor's; or an involuntary petition is filed under any bankruptcy law against Franchisee, or receives an appointment of a receiver or trustee, or makes any assignment for the benefit of creditors, or fails to vacate or dismiss within sixty (60) days after filing any such proceedings commenced against Franchisee by a third party; or

     h. Franchisee repeatedly fails to submit when due reports or other information or supporting records, to pay when due any payments due to Sizzler and/or its Affiliates, or to any Approved Supplier, or otherwise fails to comply with this Agreement, whether or not such failures to comply are corrected after notice is delivered to Franchisee; or

     i.   Franchisee commits any other material breach of this Agreement.

8.4 If Franchisee is in substantial compliance with this Agreement and Sizzler materially breaches this Agreement and fails to cure such breach within a reasonable time after written notice thereof is delivered to Sizzler, Franchisee may terminate this Agreement. Such termination shall be effective thirty (30) days after delivery to Sizzler of notice that such breach has not been cured and Franchisee elects to terminate this Agreement. A termination of this Agreement by Franchisee for any reason other than breach of this Agreement by Sizzler and Sizzler's failure to cure such breach, within a reasonable time after Sizzler's receipt of written notice from Franchisee, shall be deemed a termination without cause.

9.   POST-TERMINATION OBLIGATIONS

9.1 Upon expiration or termination of this Agreement for any reason, Franchisee shall, at its expense:

     a. Within fifteen (15) days after the effective date of such expiration or termination, pay to Sizzler all liquidated and ascertainable sums owing from Franchisee to Sizzler, including all damages, costs, expenses, and Professionals' Fees incurred by Sizzler as a result of the termination or expiration; and

     b. Immediately and permanently discontinue the use of the Marks, the System, the Proprietary Information, and any other materials which may in any way indicate that Franchisee ever operated a Sizzler Restaurant; and

     c. Immediately and permanently remove, destroy, or obliterate all signs containing any of the Marks. If Franchisee fails to remove items bearing the Marks within a reasonable time following termination, then Sizzler or its agents shall have the right to enter the Premises to remove items bearing the Marks, with the costs of such removal to be borne by Franchisee; and

     d. Immediately return to Sizzler all copies of the Manuals, all Proprietary Information, and all other materials relating to the System; and

     e. Take such action as may be required to cancel all assumed names or equivalent registrations relating to Franchisee's use of any Marks; and

     f. In the event Franchisee continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, or copy of the marks, or any colorable imitation of the Marks, either in connection with such other business or the promotion of such business, which would be likely to cause confusion, mistake, or deception, or to dilute Sizzler's exclusive rights in and to the Marks. Franchisee shall make such modifications or alterations to the Premises immediately upon termination or expiration of this Agreement, as may be reasonably necessary to prevent any association between the Network and any business subsequently operated by Franchisee or others, subject to all other terms and conditions of this Agreement. Franchisee shall make such specific additional changes to the Premises as Sizzler may reasonably request for that purpose, including, without limitation, removal of all signage and any other distinctive physical and structural features identifying the System.

9.2 Immediately upon the expiration or termination of this Agreement, for any reason, all rights granted to Franchisee pursuant to this Agreement shall terminate.

9.3 All obligations of Sizzler and Franchisee which expressly or by their nature survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding such expiration or termination and until they are satisfied or by their nature expire.

10.  OWNERSHIP AND TRANSFER

10.1 This Agreement may be transferred by Sizzler to any person that assumes all of Sizzler's obligations under this Agreement.

10.2 Subject to all terms and conditions of this Agreement, Franchisee may make a Transfer of this Agreement subject to the following conditions and requirements:

     a. Franchisee, or any partner (if Franchisee is a partnership), or shareholder (if Franchisee is a corporation) of Franchisee, shall not Transfer by operation of law or otherwise, the Franchise or any interest in the Franchise, or this Agreement, without the prior written consent of Sizzler. Franchisee may not fractionalize the Franchise without the prior written consent of Sizzler. Any purported Transfer without the prior written consent of Sizzler shall be null and void and shall constitute a material breach under this Agreement.

     b. Sizzler shall not unreasonably withhold its consent to any Transfer of this Agreement when requested; provided, however, that such Transfer shall be subject to compliance with the procedures, conditions, and requirements set forth in the Manuals.

10.3 Franchisee shall pay to Sizzler the Transfer Fee.

10.4 Franchisee shall give not less than thirty (30) days written notice of any proposed Transfer to Sizzler. Franchisee's notice must be accompanied by payment of the Transfer Fee and delivery of all other required documents, as set forth in the Manuals. The thirty (30) days notice period shall commence only after Sizzler's written confirmation of receipt of all materials required by this Article 10 and Franchisee's compliance with all procedures, conditions, and requirements set forth in the Manuals.

10.5 In the event of any proposed Transfer, Sizzler shall have a right of first refusal, exercisable in accordance with the requirements and procedures set forth in the Manuals within thirty (30) days of receipt of Franchisee's notice of proposed Transfer pursuant to Section 10.4 of this Agreement and all material information relating to the proposed Transfer, to acquire the interest proposed to be transferred, on identical terms and conditions as the proposed transferee; if any such terms and conditions are modified subsequent to Franchisee's notice pursuant to Section 10.4, then Franchisee shall provide notice of such modifications and the thirty (30) day period shall restart. In the event that the proposed transferee offers non-cash consideration for the transfer, Sizzler shall have the right to substitute an equivalent amount of cash in lieu of such non-cash consideration in exercise of Sizzler's right of first refusal.

10.6 In the event of the Incapacity of an individual Franchisee or any Franchisee Principal(s), the heirs, beneficiaries, devisees, or legal representatives of such person, within ninety (90) days of such event, shall apply to Sizzler for the right to continue to operate the Business for the remaining term of this Agreement, which right shall be granted upon the fulfillment of all of the conditions set forth in Section 10.2 of this Agreement, except that the right of first refusal granted in Section 10.5 shall not apply to such situations.

10.7 The rights and obligations of Sizzler shall inure to the benefit of and bind Sizzler's heirs, executors, assigns and successors, and the rights and obligations of Franchisee shall inure to the benefit of and bind Franchisee's heirs, executors, assigns and successors.

11.  FRANCHISE RELATIONSHIP

11.1 Franchisee is an independent contractor. Franchisee is in no way authorized to make any contract, agreement, warranty, or representation on behalf of Sizzler, or to create any obligation, express or implied, on behalf of Sizzler. This Agreement does not constitute either Party as an agent, legal representative, joint venturer, partner, employer, employee, or servant of the other Party for any purpose whatsoever.

11.2 Nothing contained in this Agreement shall be interpreted as a guarantee of success in the Business. Sizzler does not make any representation or warranty, express or implied, as to the potential success of the business venture contemplated by this Agreement. The success of the Business is speculative and depends, to a large extent, upon the ability of Franchisee as an independent business operator and the active participation of Franchisee in the operation of the Business and the Sizzler Restaurant, as well as other factors.

11.3 Franchisee represents and acknowledges as follows:

     a. Franchisee has not received, or relied upon, any representation, warranty, or guaranty, express or implied, as to the revenues, profits, or success of the business venture contemplated by this Agreement, including any oral or written representations that Sizzler will (1) provide customers or locate customers for Franchisee; (2) purchase any portion of Franchisee's products or services; (3) guarantee to Franchisee that Franchisee will derive income in excess of any price paid for this franchise, or refund any portion of such payment; or (4) provide any sales program or marketing plan which will enable Franchisee to derive income in excess of any price paid for this franchise.

     b. Franchisee has received, read and understood this Agreement and Sizzler's Uniform Franchise Offering Circular. Franchisee has no knowledge of any representations by Sizzler or its Affiliates that are contrary to the statements made in Sizzler's Uniform Franchise Offering Circular or to the terms of this Agreement. Sizzler has fully and adequately explained the provisions of each of these documents to Franchisee's satisfaction; and Sizzler has accorded Franchisee ample time and opportunity to consult with its own advisors about the potential benefits and risks of entering into this Agreement.

     c. Franchisee has received (i) a copy of this Agreement and all Exhibits to this Agreement, at least five (5) days prior to the date on which this Agreement was executed and (ii) the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures (the "FTC Rule"), at least ten (10) business days prior to the date on which this Agreement was executed.

     d. Other than the information contained in Sizzler's Uniform Franchise Offering Circular, no other representation has induced Franchisee to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the Parties not embodied in this Agreement, which are of any force or effect with reference to this Agreement or otherwise.

12.   GENERAL PROVISIONS

12.1 Franchisee shall defend and indemnify and hold harmless Sizzler, and Sizzler's Affiliates, at Franchisee's sole cost and expense, from and against any and all Claims, arising out of rights and obligations of the Parties pursuant to this Agreement.

12.2 No failure of Sizzler to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by Franchisee with any obligation or condition of this Agreement, and no custom or practice of the Parties in variance with the terms of this Agreement, shall constitute a waiver of Sizzler's right to demand exact compliance with any term or condition of this Agreement. Waiver by Sizzler of any particular default by Franchisee shall not be binding unless in writing and executed by and shall not affect or impair Sizzler's right with respect to any subsequent default of the same or of a different nature.

12.3 Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, faxed, delivered by overnight air courier, or mailed by certified mail, return receipt requested, to the respective Parties at the addresses set forth in Exhibit A, as amended from time to time by written notice to the other Party. Any notice by certified mail shall be deemed to have been given three (3) days after the date and time of mailing. Any notice delivered by overnight air courier shall be deemed to have been given one (1) day after the date and time of sending. Any notice personally delivered or sent by fax is deemed given upon delivery or completion of transmission.

12.4 In the event that either Party to this Agreement is required to employ legal counsel or to incur other expenses to enforce any obligation of the other Party under this Agreement, or to defend against any Claims by reason of the other Party's failure to perform any obligation imposed upon such other Party by this Agreement, and provided that legal action is filed and a final order in such action or the settlement of such action establishes the other Party's default under this Agreement, then that Party shall be entitled to recover from the other Party the amount of all Professionals' Fees and all other expenses incurred in enforcing such obligation or in defending against such Claims, whether incurred prior to, or in preparation for, or in contemplation of the filing of such action or thereafter.

12.5 Each section, subsection, part, term, and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, subsection, part, term, and/or provision of this Agreement is determined in a final order by a court of competent jurisdiction to be invalid and contrary to, or in conflict with, any existing or future law or regulation, then such determination shall not impair the operation of or affect the remaining sections, subsections, portions, parts, terms, and/or provisions of this Agreement, and, to the fullest extent possible, such remainder shall continue to be given full force and effect and to bind the Parties to this Agreement, and any invalid or illegal sections, subsections, portions, parts, terms, and/or provisions shall be deemed not part of this Agreement; provided, however, that if Sizzler determines that such finding of invalidity or illegality adversely affects the basic consideration of this Agreement, then Sizzler, at its option, may terminate this Agreement.

12.6 No amendment, change, or variance from this Agreement shall be binding on either Party unless executed in writing by both Parties.

12.7 All captions used in this Agreement are intended solely for the convenience of the Parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement. The Preambles are not incorporated into this Agreement. Pronouns are used without regard to gender or number. References to numbers of days refer to calendar days. References to "including" are not exclusive and should be read as "including, without limitation."

12.8 This Agreement may be executed in multiple counterparts, and each copy so executed shall be deemed an original.

12.9 This Agreement shall be interpreted and construed under the laws of the State of California, excluding its conflicts of laws principles, except to the extent governed by the United States Trademark Act of 1946 (LANHAM ACT, 15 U.S.C. (S)(S)1051 et seq.).

12.10 Any action commenced for the purpose of interpreting or enforcing any term or condition of this Agreement shall be commenced in either the United States District Court for the Central District of California or the Superior Court of the State of California for the County of Los Angeles. The Parties submit to and accept the jurisdiction and venue of these courts and agree to be bound by any judgments and orders rendered by these courts.

12.11 No right or remedy conferred upon or reserved to Sizzler or Franchisee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy provided in this Agreement or otherwise provided or permitted by law or equity, but each shall be cumulative of every other right or remedy.

12.12 Sizzler expressly reserves any and all rights not explicitly granted to Franchisee by the terms and conditions of this Agreement.

12.13 This Agreement, and any Exhibits attached to this Agreement, shall be construed together and constitute the entire, full, and complete agreement between Sizzler and Franchisee concerning the subject matter of this Agreement, and shall supersede all prior agreements.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed, sealed, and delivered this Agreement effective on the day and year first above written.

Sizzler USA Franchise, Inc.:                  Franchisee:_______________________

                                              __________________________________




By:  ____________________________             By:  ____________________________


Title:  _________________________             Title:  _________________________


Date:  _________________________              Date:  __________________________

                                    SIZZLER
                              FRANCHISE AGREEMENT

                                   SCHEDULE A


Sizzler  -  Address:

Franchisee  -  Name:

                Business Address:

                Premises Address:

Effective Date:

Expiration Date:

Initial Franchise Fee:      $30,000.00

Royalty Fee:                3%

Minimum Advertising Expenditure Level: 4%  (Sizzler has the option to increase this level by 1% after 5 years)

National Advertising Fund Fee:         0.50% (Sizzler has the option to increase
                                       this fee by 0.50% after 5 years)

Transfer Fee:                          $3,000.00